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                                                                    EXHIBIT 1(b)


                          RESTATED CERTIFICATE OF TRUST
                                       OF
                          SHORT-TERM INVESTMENTS TRUST


         THIS RESTATED CERTIFICATE OF TRUST of Short-Term Investments Trust (the "Trust"), a business trust under the Delaware Business Trust Act (12 Del. C. Sec. 3801 et. seq.), dated as of November 5, 1998, is being duly executed and filed by the undersigned, being a trustee of the Trust, to amend and restate the original Certificate of Trust filed with the Office of the Secretary of State of the State of Delaware (the "Secretary of State") on May 5, 1993.

                                    ARTICLE I

         The name of the Trust is "Short-Term Investments Trust."

                                   ARTICLE II

         The original Certificate of Trust of the Trust was filed on May 5, 1993.

                                   ARTICLE III

         The Trust is a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. Sec. 80a-1 et. seq.).

                                   ARTICLE IV

         The address of the registered office of the Trust in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

                                    ARTICLE V

         The address of the registered agent for service of process on the Trust in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

                                   ARTICLE VI

         The Trust Instrument relating to the Trust provides for the issuance of one or more series of shares of beneficial interest in the Trust. Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separately from the assets of the Trust associated solely with any other series. As



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provided in the Trust Instrument, (i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or assets belonging to any other series, and (ii) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally that have not been allocated to a specified series, or with respect to any other series, shall be enforceable against the assets of such specified series.

                                   ARTICLE VII

         This Restated Certificate of Trust shall be effective immediately upon filing with the Secretary of State.

                  IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has set forth his or her hand and seal to this Restated Certificate of Trust as of the date first above written.

                                       SHORT-TERM INVESTMENTS TRUST


                                       By:   /s/ ROBERT H. GRAHAM
                                          ---------------------------------
                                          Name:  Robert H. Graham
                                          Title: Trustee